Exhibit 10.45

THE BLACKSTONE GROUP L.P.

AMENDED AND RESTATED BONUS DEFERRAL PLAN

Purpose

The Blackstone Group L.P. (“Blackstone”) initially adopted the Blackstone Group L.P. Bonus Deferral Plan (the “Prior Plan”) as of December 17, 2007, representing a deferred compensation plan for certain eligible employees and senior managing directors of Blackstone and certain of its affiliates in order to provide such individuals with pre-tax deferred incentive compensation awards and thereby enhance the alignment of interests between such individuals and Blackstone and its affiliates. Blackstone is hereby amending and restating the Prior Plan, effective as of November 5, 2009 (the “Amendment Effective Date”), as this Amended and Restated Blackstone Group L.P. Bonus Deferral Plan (the “Plan”).

ARTICLE I.

DEFINITIONS

As used herein, the following terms have the meanings set forth below.

“Affiliated Employer” means, except as provided under Section 409A of the Code and the regulations promulgated thereunder, any company or other entity that is related to Blackstone (including Blackstone Administrative Services Partnership L.P.) as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code.

“Annual Bonus” means the annual bonus awarded to a Participant with respect to a given Fiscal Year under the applicable annual bonus plan, program, agreement or other arrangement (as designated by the Plan Administrator in its sole discretion); provided that a Participant’s Annual Bonus for purposes of this Plan shall exclude any bonus or other amount, the payment of which has been guaranteed or promised to the Participant at any time prior to the Annual Bonus Notification Date pursuant to any agreement, plan, program or other arrangement between the Participant and the Firm (a “Guaranteed Bonus”) unless the document evidencing the Guaranteed Bonus expressly provides for the deferral of all or a specified portion of such Guaranteed Bonus, in which case such deferral will occur pursuant to the terms and conditions set forth in such document. Notwithstanding the foregoing, if the Plan Administrator determines that the deferral under the Plan of a Participant’s Guaranteed Bonus likely would result in the imposition of tax or penalties under Section 409A of the Code, the Participant’s Annual Bonus shall exclude such Guaranteed Bonus.

“Annual Bonus Notification Date” means the date on which the Firm notifies a Participant of the amount of such Participant’s Annual Bonus (if any) for the relevant Fiscal Year.

“BHP Units” means units, each of which consists of one partnership unit in each of Blackstone Holdings I L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings III L.P., a Québec société en commandite, and Blackstone Holdings IV L.P., a Québec société en commandite.

“Board” means the board of directors of Blackstone Group Management L.L.C., a Delaware limited liability company and the general partner of Blackstone.

“Bonus Deferral Amount” has the meaning set forth in Section 3.01(a).

“Bonus Deferral Unit” has the meaning set forth in Section 3.01(c).

“Cause,” with respect to a Participant, has the meaning set forth in the Employment Agreement to which such Participant is a party.

“Change in Control” means, with respect to the Firm, a “Change in Control” as defined under the Equity Incentive Plan, to the extent that such event also constitutes a “change of control” within the meaning of Section 409A of the Code and the regulations and Internal Revenue Service guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the publicly-traded common units representing limited partnership interests of Blackstone which are available for issuance under the Equity Incentive Plan.

“Competitive Business” has the meaning set forth in the Employment Agreement to which such Participant is a party.

“Deferral Amount” has the meaning set forth in Section 3.01(b).

“Deferral Unit” has the meaning set forth in Section 3.01(c).

“Delivery Date” shall mean the date upon which Common Units (or, if applicable, BHP Units, cash or other securities) are delivered with respect to any Deferral Units, as set forth in Section 5.01.

“Disability” has the meaning as provided under Section 409A(a)(2)(C)(i) of the Code.

“Employment” means (i) a Participant’s employment if the Participant is an employee of Blackstone or any Affiliated Employer or (ii) a Participant’s services as a senior managing director of Blackstone or any Affiliated Employer if the Participant is a senior managing director.

“Employment Agreement” means, with respect to a Participant, the Contracting Employment Agreement (including all schedules and exhibits thereto) or, with respect to a Participant who is a senior managing director, the Senior Managing Director Agreement (including all schedules and exhibits thereto), as applicable, to which such Participant is a party.

“Equity Incentive Plan” means The Blackstone Group L.P. 2007 Equity Incentive Plan or such other plan as the Plan Administrator may designate in its sole discretion.

“Fair Market Value” shall have the meaning given to such term in the Equity Incentive Plan; provided that, with respect to a BHP Unit or other security, if the fair market value of such BHP Unit or other security cannot reasonably be determined pursuant to the foregoing definition, the Fair Market Value of such BHP Unit or other security shall be the value thereof as determined pursuant to a valuation made by the Plan Administrator in good faith and based upon a reasonable valuation method.

“Firm” means Blackstone and each Participating Employer (individually or collectively as the context requires).

“Fiscal Year” means the fiscal year of Blackstone.

“Investment Date” means the date on which a Participant is scheduled to receive payment of his or her Annual Bonus (excluding any portion thereof that is being deferred pursuant to this Plan or any other agreement, plan, program or arrangement between the Participant and the Firm) for the relevant Fiscal Year and such Participant’s Bonus Deferral Amount and Premium Amount are deemed invested in Common Units in accordance with Section 3.01(c).

“Participant” means a participant selected by the Plan Administrator in accordance with Section 2.01 hereof.

“Participating Employer” means Blackstone and each Affiliated Employer (or division or unit of an Affiliated Employer) that is designated as a “Participating Employer” by the Plan Administrator and which adopts this Plan.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or enterprise or a governmental agency or political subdivision thereof.

“Plan Account” has the meaning given to such term in Section 3.01(c).

“Plan Administrator” means the Board or the committee or subcommittee thereof to whom the Board delegates authority to administer the Plan, or such other person or persons as the Board may appoint for such purpose from time to time. Additionally, the Plan Administrator may delegate its authority under the Plan to any employee or group of employees of Blackstone or an Affiliate Employer; provided that such delegation is consistent with applicable law and guidelines established by the Board from time to time.

“Premium Amount” has the meaning set forth in Section 3.01(b).

“Premium Unit” has the meaning set forth in Section 3.01(c).

“Retirement” means a Participant’s Separation from Service after (i) the Participant has reached age sixty-five (65) and has at least five (5) full years of service with the Firm or (ii) (A) the Participant’s age plus years of service with the Firm totals at least sixty-five (65),

(B) the Participant has reached age fifty (50) and (C) the Participant has had a minimum of five (5) years of service; provided, however, that no Participant will be eligible for Retirement prior to June 30, 2010.

“Separation from Service” means a Participant’s “separation from service” with the Firm within the meaning of Section 409A of the Code and the regulations thereunder.

“Vesting Date” has the meanings set forth in Sections 4.01(c), 6.01(f) and 6.01(g).

“Vesting Period” has the meaning set forth in Section 4.01(c).

“VWAP” means the 10-day volume weighted average trading price of a Common Unit (as reported on the national exchange on which the Common Units are listed on each such date) over the 10-day period (only counting trading days for Common Units) immediately preceding the relevant measurement date.

ARTICLE II.

PLAN PARTICIPATION

Section 2.01. Plan Participation. Each Fiscal Year, prior to the Annual Bonus Notification Date for such Fiscal Year but in no event later than (a) December 21, 2007, with respect to Fiscal Year 2007 and (b) December 1 of such Fiscal Year, with respect to all subsequent Fiscal Years, the Plan Administrator, in its sole discretion, will select Participants from among the employees and senior managing directors of the Participating Employers and will notify such individuals that they have been selected to participate in the Plan for such Fiscal Year. The Plan Administrator may, in its sole discretion, establish different rules and/or sub-plans under the Plan with respect to Participants based outside of the United States and Participants who are employees of, or other service providers for, a “nonqualified entity” within the meaning of Section 457A of the Code, in each case, in a manner intended to address tax, administrative and securities law considerations with respect to the Firm and such Participants. Such alternate rules and/or sub-plans may include, without limitation, different treatment with respect to timing of vesting and delivery of Common Units (or, if applicable, BHP Units, cash or other securities) under the Plan and may be set forth in Schedules to be attached hereto from time to time.

ARTICLE III.

DEFERRALS

Section 3.01. Bonus and Premium Award Deferrals.

(a) With respect to a given Fiscal Year, and for each Participant selected to participate in the Plan in accordance with Section 2.01 hereof, a portion of the Annual Bonus (excluding any portion thereof that is being separately deferred pursuant to this Plan or any other agreement, plan, program or other arrangement between the Participant and the Firm) for the Fiscal Year shall be deferred (his or her “Bonus Deferral Amount”) in accordance with the following table:

Portion of Annual Bonus	Marginal Deferral Rate Applicable to Such Portion	Effective Deferral Rate for Entire Annual Bonus*
$0 - 100,000	0%	0%
$100,001 - 200,000	15%	7.5%
$200,001 - 500,000	20%	15%
$500,001 - 750,000	25%	18.3%
$750,001 - 2,000,000	35%	28.8%
$2,000,001 - 5,000,000	40%	35.5%
$5,000,000 +	45%	38.7%**

*	Effective Deferral Rates are shown for illustrative purposes only and are based on an Annual Bonus equal to the maximum amount in the range shown in the far left column.
**	Effective Deferral Rate of 38.7% is shown for illustrative purposes only and is based on an Annual Bonus equal to $7,500,000.

Notwithstanding the foregoing: (i) if a Participant’s Annual Bonus includes a Guaranteed Bonus, such Participant’s Bonus Deferral Amount shall be equal to (x) the portion of the Guaranteed Bonus which the document evidencing the Guaranteed Bonus states will be deferred, plus (y) a portion of the amount (if any) by which the Participant’s Annual Bonus exceeds his or her Guaranteed Bonus, determined pursuant to the table above and (ii) the Firm reserves the right to change the method by which a Participant’s Bonus Deferral Amount will be calculated with respect to any Annual Bonus by notifying the Participant in writing in advance of the Annual Bonus Notification Date for such Annual Bonus. Deferral of each Participant’s Bonus Deferral Amount for the relevant Fiscal Year shall be automatic and mandatory and shall occur immediately prior to the Investment Date for such Fiscal Year. The excess of the Participant’s Annual Bonus for the relevant Fiscal Year over his or her Bonus Deferral Amount for such Fiscal Year shall be paid to the Participant on such date and in the same manner as such Participant’s Annual Bonus would have been paid to him or her if he or she was not a Participant in the Plan with respect to such Fiscal Year.

(b) In addition, each Participant selected to participate in the Plan in accordance with Section 2.01 hereof shall be granted an additional premium bonus in the amount equal to twenty percent (20%) of such Participant’s Bonus Deferral Amount (the “Premium Amount” and, together with such Participant’s Bonus Deferral Amount, his or her “Deferral Amount”). Deferral of each Participant’s Premium Amount for the relevant Fiscal Year shall be automatic and mandatory and shall occur immediately prior to the Investment Date for such Fiscal Year.

(c) On the Investment Date, (i) the Participant’s entire Bonus Deferral Amount corresponding to such Investment Date shall automatically and mandatorily be notionally invested in the number of Common Units (the Participant’s “Bonus Deferral Units”) that is equal to such Bonus Deferral Amount divided by the VWAP of a Common Unit as of the Investment Date, rounded up to the nearest whole number and (ii) the Participant’s entire Premium Amount shall automatically and mandatorily be notionally invested in the number of

Common Units (the Participant’s “Premium Units,” and together with the Bonus Deferral Units, his or her “Deferral Units”) that is equal to such Premium Amount divided by the VWAP of a Common Unit as of the Investment Date, rounded up to the nearest whole number. The Firm will keep on its books and records an account for each Participant (his or her “Plan Account”), in which the Firm will record the number of Deferral Units credited to such Participant.

ARTICLE IV.

VESTING

Section 4.01. Vesting.

(a) Bonus Deferral Units. Subject to Article VI, and except as otherwise provided in Sections 6.01(f) and 6.01(g), one-third (1/3) of the Bonus Deferral Units granted to a Participant in respect of a given Investment Date will vest (but will only be deliverable pursuant to Article V) on the January 1 that immediately follows the end of each of the first, second and third Fiscal Years after the Fiscal Year to which the relevant Annual Bonus relates, subject to the Participant remaining continuously Employed with the Firm through the applicable Vesting Date. For the avoidance of doubt, Bonus Deferral Units shall not be eligible for partial-year vesting.

(b) Premium Units. Subject to Article VI, the Premium Units granted to a Participant in respect of a given Investment Date will vest (but will only be deliverable pursuant to Article V) on the January 1 that immediately follows the end of the third Fiscal Year after the Fiscal Year to which the relevant Annual Bonus relates, subject to the Participant remaining continuously Employed with the Firm through such Vesting Date.

(c) Vesting Date; Vesting Period. For purposes of this Plan, and except as otherwise provided in Sections 6.01(f) and 6.01(g), the date upon which all or a portion of a Participant’s Bonus Deferral Units or Premium Units vest in accordance with the provisions of this Section 4.01 shall be referred to as the “Vesting Date” for such Deferral Units. The period between the Investment Date in respect of which a Deferral Unit is granted and the Vesting Date on which such Deferral Unit vests in accordance with the provisions hereof shall be referred to as the “Vesting Period.”

ARTICLE V.

DELIVERY OF UNITS

Section 5.01. Delivery Generally. The Common Units (or, if applicable, BHP Units, cash or other securities) underlying the Deferral Units shall generally be delivered to Participants on a date intended to coincide with a date upon which the underlying Common Units (or, if applicable, BHP Units or other securities) may next be traded or converted by the Participant (subject to further restrictions due to Firm policies in place at such time) as set forth below:

(a) Window Period for Delivery of Deferral Units. The “Delivery Date” for each Deferral Unit shall be a date selected by the Plan Administrator which falls between the first February 10 and March 10 following the Vesting Date applicable to such Bonus Deferral Unit or Premium Unit.

(b) Form of Delivery. On the applicable Delivery Date, or as soon as reasonably practicable after such Delivery Date (but in no event more than ten (10) business days after such Delivery Date), the Firm shall issue to the Participant, in full settlement of the Firm’s obligations with respect to the deliverable portion of the Participant’s Deferral Units, the number of Common Units subject to such Deferral Units (or, at the Plan Administrator’s sole discretion, which will likely be only in rare occasions, an amount in cash equal to the VWAP of such number of Common Units as of the date of such payment). Notwithstanding the foregoing, if the Plan Administrator determines, in its sole discretion, that the issuance of Common Units may raise tax, securities law or administrative concerns to the Firm or the Participant, then distributions to such Participant hereunder shall not be made in Common Units but instead (in the Plan Administrator’s sole discretion, which will likely be only in rare occasions), may be made in BHP Units or other securities, as determined by the Plan Administrator.

Section 5.02. Issuance of Units. The issuance of any Common Units (or, if applicable, BHP Units) to a Participant pursuant to the Plan shall be effectuated by recording the Participant’s ownership of such Common Units (or, if applicable, BHP Units) in a book-entry or similar system utilized by the Firm as soon as practicable following the Delivery Date applicable thereto. Any Common Units (or, if applicable, BHP Units) issued to a Participant hereunder will be held in an account administered by the Firm’s equity plan administrator or such other account as the Plan Administrator may determine in its discretion. No Participant shall have any rights as an owner with respect to any Common Units (or, if applicable, BHP Units) under the Plan prior to the date on which the Participant becomes entitled to delivery of such Common Units (or, if applicable, BHP Units) in accordance with Section 5.01. The Plan Administrator may, in its sole discretion, cause the Firm to defer the delivery of any Common Units (or, if applicable, BHP Units, cash or other securities) pursuant to this Plan as the Plan Administrator deems necessary to ensure compliance under federal or state securities laws or to avoid adverse tax or other consequences to the Firm or the Participant.

Section 5.03. Taxes and Withholding. As a condition to any payment or distribution pursuant to this Plan, the Firm may require a Participant to pay such sum to the Firm as may be necessary to discharge the Firm’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, which the Firm reasonably expects will be imposed as a result of such payment or distribution. In the discretion of the Firm, the Firm may deduct or withhold such sum from such payment or distribution (including by deduction or withholding of Common Units (or, if applicable, BHP Units or other securities), provided that the amount the Firm deducts or withholds shall not (unless otherwise determined by the Plan Administrator) exceed the Firm’s minimum statutory withholding obligations. Alternatively, the Firm may elect to satisfy the tax withholding obligations by advancing and remitting its own funds on behalf of the Participant to the applicable tax authorities, in which case the Participant shall be required to repay such amounts to the Firm within 5 days of such remittance, together with interest thereon based on the Firm’s cost of funds as determined by Blackstone Treasury from time to time. As of the Amendment Effective Date, this rate will equal the “prime rate” (as published in the Wall Street Journal) for JPMorgan Chase (or any successor) plus 500 basis points (or a comparable rate as determined by the Partnership or such Affiliate). In the event that the Firm plans to advance a tax withholding remittance on behalf of the Participant as described in the preceding sentence, the Firm shall provide the Participant with reasonable advance notice to permit the Participant to remit the required funds in cash to the Firm prior to the required withholding date and thereby avoid the need to have the Firm advance its own funds to the tax authorities

Section 5.04. Liability for Payment. Each Participating Employer shall be liable for the amount of any distribution or payment owed to a Participant pursuant to Section 5.01 who is Employed by such Participating Employer during the relevant Vesting Period; provided, however, that in the event that a Participant is Employed by more than one Participating Employer during the relevant Vesting Period, each Participating Employer shall be liable for its allocable portion of such distribution or payment.

ARTICLE VI.

TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

Section 6.01. Termination of Employment. In the event that a Participant’s Employment with the Firm is terminated, or a Change in Control occurs, in either case prior to the Vesting Date or Delivery Date that would otherwise apply to any of such Participant’s Bonus Deferral Units and/or Premium Units, vesting and delivery (if any) of such Deferral Units shall be governed by this Section 6.01.

(a) Termination by the Firm For Cause. Upon termination of a Participant’s Employment by the Firm for Cause, such Participant’s Deferral Units (vested and unvested) shall be forfeited without any payment.

(b) Termination by the Firm Without Cause. Upon termination of a Participant’s Employment with the Firm without Cause, (i) such Participant’s unvested Premium Units shall be forfeited without any payment, (ii) such Participant’s unvested Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be delivered to the Participant in accordance with Article V, as though the Participant remained continuously Employed with the Firm through the end of the Vesting Period applicable to each such Bonus Deferral Unit and (iii) such Participant’s Bonus Deferral Units and, to the extent vested, Premium Units shall continue to be delivered to the Participant in accordance with Article V; provided that, subject to the remainder of this Section 6.01(b), if, following a termination of his or her Employment with the Firm as described in this Section 6.01(b), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Deferral Units which remain undelivered as of the date of such violation, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment. Notwithstanding anything to the contrary herein, following a termination of the Participant’s Employment with the Firm without Cause, the Plan Administrator, in its discretion, may elect to waive, solely for purposes of this Section 6.01(b), any of the provisions set forth in the Employment Agreement by notifying the Participant of such waiver in writing, in which case the forfeiture provision set forth in the immediately preceding sentence shall continue to apply in the event of any breach by the Participant of any provision of such agreement other than the provision(s) waived by the Plan Administrator in accordance with this sentence. For the avoidance of doubt, absent an election by the Plan Administrator to waive any provision of the Employment Agreement for purposes of this Section 6.01(b) as described in the preceding sentence, following a termination of the Participant’s Employment with the Firm without Cause, the Participant shall be bound by such provision in accordance with the terms and conditions thereof for all purposes hereunder.

(c) Resignation. In the event that a Participant resigns from the Firm, (i) such Participant’s unvested Premium Units shall be forfeited without any payment, (ii) such Participant’s unvested Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be delivered to the Participant in accordance with Article V, as though the Participant remained continuously Employed with the Firm through the end of the Vesting Period applicable to each such Bonus Deferral Unit and (iii) such Participant’s Bonus Deferral Units and, to the extent vested, Premium Units shall continue to be delivered to the Participant in accordance with Article V; provided that if, following a termination of his or her Employment with the Firm as described in this Section 6.01(c), such Participant (A) provides services for or otherwise becomes affiliated with a Competitive Business (as determined by the Plan Administrator in its sole discretion) or (B) breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Deferral Units which remain undelivered as of the date of such action or violation (as applicable), as determined by the Plan Administrator in its sole discretion, will be forfeited without payment.

(d) Retirement. In the event of a Participant’s Retirement from the Firm, (i) fifty percent (50%) of such Participant’s then unvested Premium Units and all of such Participant’s unvested Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be delivered to the Participant in accordance with Article V, as though the Participant remained continuously Employed with the Firm through the end of the Vesting Period applicable to each such Deferral Unit and (ii) such Participant’s Bonus Deferral Units and, to the extent vested (either prior to Retirement or after the application of clause (i) of this paragraph), Premium Units shall continue to be delivered to the Participant in accordance with Article V; provided that if, following a termination of his or her Employment with the Firm as described in this Section 6.01(d), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Deferral Units which remain undelivered as of the date of such violation, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment.

(e) Disability. In the event that a Participant’s Employment with the Firm is terminated due to the Participant’s Disability, such Participant’s Premium Units and Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be delivered to the Participant in accordance with Article V, as though the Participant remained continuously Employed with the Firm through the end of the Vesting Period applicable to each such Deferral Unit; provided that if, following a termination of his or her Employment with the Firm as described in this Section 6.01(e), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Deferral Units which remain undelivered as of the date of such violation, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment.

(f) Death. In the event of a Participant’s death during his or her Employment with the Firm, or during the period following termination of Employment in which his or her Deferral Units remain subject to vesting pursuant to this Section 6.01, such Participant’s Premium Units (if any) and any of such Participant’s Bonus Deferral Units which remain unvested as of (and have not been forfeited prior to) the date of the Participant’s death shall immediately vest and, together with any previously vested but undelivered Deferral Units, become deliverable to the Participant’s estate as of the date of the Participant’s death (in which case, the date of the Participant’s death shall be referred to as the “Vesting Date” for such Deferral Units).

(g) Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, such Participant’s Premium Units and any of such Participant’s Bonus Deferral Units which remain unvested as of the date of such Change in Control shall immediately vest and become deliverable as of the date of such Change in Control (in which case, the date of such Change in Control shall be referred to as the “Vesting Date” for such Deferral Units).

(h) Section 409A; Separation from Service. References in this Section 6.01 to a Participant’s termination of Employment shall refer to the date upon which the Participant has a Separation from Service.

Section 6.02. Nontransferability. No benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance, other than by will or the laws of descent and distribution. Any attempt to violate the foregoing prohibition shall be void; provided, however, that a Participant may transfer or assign any vested interest hereunder in connection with estate planning and administration with the express written consent of the Plan Administrator.

ARTICLE VII.

ADMINISTRATION

Section 7.01. Plan Administrator. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary authority to interpret the Plan, to make all legal and factual determinations and to determine all questions arising in the administration of the Plan, including without limitation the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all persons.

Section 7.02. Indemnification. The Plan Administrator shall not be liable to any Participant for any action or determination. The Plan Administrator shall be indemnified by the Firm against any liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him or her as a result of actions taken or not taken in connection with the Plan.

ARTICLE VIII.

AMENDMENTS AND TERMINATION

Section 8.01. Modification; Termination. The Plan Administrator may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion, to the extent permitted by Section 409A of the Code. No further deferrals will occur under the Plan after the effective date of any such suspension or termination. Following any such termination, the

Participants’ Deferral Units will continue to vest and be delivered, or be forfeited, as otherwise provided herein. Notwithstanding the foregoing, no alteration, amendment or modification of the Plan shall adversely affect the rights of the Participant in any amounts or units accrued by or credited to such Participant prior to such action without the Participant’s written consent unless the Plan Administrator determines, in its sole discretion, that such alternation, modification or amendment is necessary for the Plan to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

Section 8.02. Required Delay. Notwithstanding any provision to the contrary, if pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the expiration of such period, or the date of such Participant’s death, as applicable, all distributions or payments under the Plan delayed pursuant to this Section 8.02 shall be delivered or paid to the Participant (or the Participant’s estate, as applicable) in a lump sum, and any remaining distributions or payments due under the Plan shall be paid or delivered in accordance with the normal Delivery Dates specified for such distributions or payments herein.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.01. Unfunded Status of the Plan. The Plan is unfunded. A Participant’s rights under the Plan (if any) shall represent at all times an unfunded and unsecured contractual obligation of each Participating Employer that Employed Participant during the Vesting Periods and through the Delivery Dates applicable to such Participant’s Deferral Units. Each Participant and his or her estate and/or beneficiaries (if any) will be unsecured creditors of each Participating Employer with which such Participant is or was Employed with respect to any obligations owed to such Participant, estate and/or beneficiaries under the Plan. Amounts deliverable or payable under the Plan will be satisfied solely out of the general assets of the applicable Participating Employer subject to the claims of its creditors. None of a Participant, his or her estate, his or her beneficiaries (if any) nor any other person shall have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan. No Participating Employer will segregate any funds or assets to provide for any payment or distribution under the Plan or issue any notes or security for any such distribution or payment. Any reserve or other asset that a Participating Employer may establish or acquire to assure itself of the funds to provide distributions or payments required under the Plan shall not serve in any way as security to any Participant or the estate or beneficiary of a Participant for the performance of the Participating Employer under the Plan.

Section 9.02. No Right to Continued Employment. Neither the Plan nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed to (i) create or confer on a Participant any right to be retained in the employ of the Firm, (ii) interfere with or to limit in any way the Firm’s right to terminate the Employment of a Participant at any time, (iii) confer on a Participant any right or entitlement to compensation in any specific amount for any future Fiscal Year or (iv) affect, supersede, amend or change the Employment Agreement (or any other agreement between the Participant and the Firm). In addition, selection of an individual as a Participant for a given Fiscal Year shall not be deemed to create or confer on the Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Firm, in respect of any future Fiscal Year.

Section 9.03. No Unitholder or Ownership Rights Prior to Delivery of Units. Participants shall not have voting, dividend, cash distribution or any other rights as a holder of Common Units (or, if applicable, BHP Units) until the issuance or transfer thereof to the Participant. For the avoidance of doubt, Deferral Units (i.e., Bonus Deferral Units and/or Premium Units) represent an unfunded and unsecured right to receive Common Units (or, if applicable, BHP Units, cash or other securities) on an applicable Delivery Date and, until such Delivery Date, the Participant shall have no ownership rights with respect to the Common Units, BHP Units, cash or other securities underlying such Deferral Units.

Section 9.04. Right to Offset. The Firm shall have the right to deduct from amounts owed to a Participant under the Plan the amount of any deficit, debt or other liability or obligation of any kind which the Participant may at that time have with respect to the Firm; provided, however, that no such right to deduct or offset shall arise or otherwise be deemed to arise until the date upon which Common Units (or, if applicable, BHP Units, cash or other securities) are deliverable or payable hereunder and any such deduction or offset shall be implemented in a manner intended to avoid subjecting the Participant to additional taxation under Section 409A of the Code.

Section 9.05. Successors. The obligations of the Firm under this Plan shall be binding upon the successors of the Firm.

Section 9.06. Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of New York.

Section 9.07. Arbitration; Venue. Any dispute, controversy or claim between any Participant and the Firm arising out of or concerning the provisions of this Plan shall be finally resolved in accordance with the arbitration provisions (and the jurisdiction, venue and similar provisions related thereto) of the Employment Agreement to which such Participant is a party.

Section 9.08. Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.